Exhibit 99.1

Press Release of Concorde Career Colleges, Inc.

Issued on April 21, 2004, Reporting Results of Operations for the

Quarter Ended March 31, 2004

FOR IMMEDIATE RELEASE

Contact:	Jack L. Brozman, President & Chief Executive Officer
Paul Gardner, Chief Financial Officer
Concorde Career Colleges, Inc.
5800 Foxridge Drive, Suite 500
Mission, Kansas 66202
(913) 831-9977

Concorde Reports 1st Quarter Results – Revenue Increase of 17%, Earnings Decrease of 15% and Earnings per Share Decrease of 20%.

Mission, Kansas, April 21st, 2004... Concorde Career Colleges, Inc. (NASDAQ: CCDC), a provider of career training in allied health programs, today announced results for the first quarter of 2004. Total revenue increased 17.4% to $20.4 million. Enrollment grew 7.7% and net income was $1,304,000 or $.20 per diluted share for the quarter compared to $.25 in 2003.

Jack Brozman, President & CEO said, “Our operating margin decreased compared to last year’s first quarter as we added additional costs in anticipation of new program additions. We moved four campuses to larger facilities within the past twelve months and added additional classrooms at other locations. The additional rent, capital expenditures and resulting depreciation and faculty cost have been factors in our reduced margin. Our near term strategic plan is to grow revenue primarily by increasing the number of programs offered at each of our campuses. Expanded capacity and updated facilities provide us with the space for future growth. We added three programs in 2003 and one program in the first quarter of 2004. While we have several other programs in various stages of the approval process we have not achieved our goal of adding new programs in 2003 and early 2004.”

Balance Sheet Items

•	Cash and temporary investments were $19.7 million at March 31, 2004.

•	Concorde has no debt as of the end of the quarter.

Operating Results

Concorde’s results for the quarter ended March 31, 2004 included the following:

•	Revenue grew 17.4% to $20.4 million compared to $17.4 million in 2003.

•	Diluted earnings per share was $.20 compared to $.25.

•	Student enrollments increased 7.7% to 2,675 for the quarter compared to 2,483 in 2003.

•	Average student population increased 11.9% to 6,276 in 2004 compared with 5610 in 2003.

•	Net income decreased $231,000 to $1,304,000 for the quarter compared to $1,535,000 in 2003.

•	Expenses accelerated faster than revenue due in part to the following:

•	The quarter included $131,000 of payroll expense related to one additional day of accrued payroll compared to the prior year quarter. Wage expense also increased due to additional staff and higher pay rates.

•	Rent expense increased due to an acceleration of the expense for a campus that moved to a new location. This resulted in an additional $103,000 of rent expense for the quarter as we expensed the future rent payments on the old location. Rent expense also increased as the Company has moved campuses and taken additional space for future growth.

•	Professional fees increased $212,000.

•	Advertising expense increased $405,000.

Certain statements in this press release may be deemed to be forward-looking statements under the Private Securities Litigation Reform Act of 1995. The Company intends that such forward-looking statements be subject to the ‘safe-harbor’ provisions of that act. Forward-looking statements regarding economic conditions, efforts of employees, year to year improvements, and effects of corporate initiatives, future profitability, projections, future revenue opportunities, and their impact on 2004 are forward looking statements and not historical facts. These statements are estimates or projections involving numerous risks or uncertainties, including but not limited to, consumer demand, acceptance of services offered by the Company, the Company’s ability to maintain current expense and revenue levels, actions by competitors, impairment of federal funding, legislative action, student default rates, changes in federal or state authorization or accreditation changes, changes in market needs and technology, political or regulatory matters, litigation, general economic conditions, changes in management strategy and the Company’s ability to leverage its curriculum and management infrastructure to build its student base. Actual results or events could differ materially from those discussed in the forward-looking statements. See the Company’s reports on Forms 14C, 10-K and 10-Q filed with the Securities and Exchange Commission for further information. The Company disclaims any obligation to publicly update, revise or correct any forward looking statements, whether as a result of new information, future events or otherwise. To find out more about Concorde Career Colleges, Inc. (NASDAQ: CCDC), visit our website at www.concordecareercolleges.com.

Concorde Career Colleges, Inc.

Quarters Ended March 31, 2004 and 2003

		2004	2003
Revenue		$20,375,000	$17,359,000
Instruction costs and services		6,456,000	5,258,000
Selling and promotional		2,653,000	2,122,000
General and administrative		8,395,000	6,984,000
Provision for uncollectible accounts		779,000	515,000

Total operating expense		18,283,000	14,879,000

Operating income		2,092,000	2,480,000
Non-operating income and interest, net		46,000	20,000
Provision for income taxes		834,000	965,000

Net income		$1,304,000	$1,535,000

		$0.22	$0.26
Basic weighted average shares		5,983,000	5,846,000
Diluted income per share		$0.20	$0.25
Diluted weighted average shares		6,365,000	6,241,000

Condensed Balance Sheet Information	March 31, 2004	March 31, 2003	December 31, 2003
Cash and short term investments	$19,669,000	$14,589,000	$19,813,000
Accounts receivable, net	25,710,000	23,472,000	22,595,000
Other current assets	3,300,000	2,463,000	3,233,000

Total current assets	48,679,000	40,524,000	45,641,000
Fixed assets, net	6,779,000	4,070,000	4,928,000
Other long term assets	1,984,000	1,426,000	2,117,000

Total assets	57,442,000	46,020,000	52,686,000

Deferred revenue	28,038,000	24,599,000	25,540,000
Other current liabilities	6,939,000	6,238,000	6,055,000

Total current liabilities	34,977,000	30,837,000	31,595,000
Other long term liabilities	428,000	157,000	428,000
Stockholders’ Equity	22,037,000	15,026,000	20,663,000

Total liabilities and Stock holders’ Equity	57,442,000	$46,020,000	$52,686,000

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